Exhibit 10.2

EXECUTION

BRIDGE FACILITY AGREEMENT

This Bridge Facility Agreement (“Agreement”) is made as of February 21, 2007 by and between MOSCOW CABLECOM CORP., a Delaware corporation (the “Company”), ZAO COMCOR-TV, a closed joint stock company organized under the laws of the Russian Federation and a wholly-owned subsidiary of the Company (“Borrower” and together with the Company, the “Obligors”), and RME FINANCE LTD, a company incorporated under the laws of Cyprus (the “Lender”). In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

LOANS

1.1. TERM LOANS

On the terms and subject to the conditions of this Agreement, from the date hereof through the Availability End Date, the Lender agrees to make to the Borrower up to nine (9) working capital bridge loans (each a “Loan” and collectively, the “Loans”) in an aggregate principal amount not to exceed the Total Commitment, as adjusted from time to time in accordance with the terms of this Agreement, in nine (9) tranches, Tranche I, Tranche II, Tranche III, Tranche IV, Tranche V, Tranche VI, Tranche VII, Tranche VIII and Tranche IX. The aggregate principal amount of the Loan advanced under each tranche shall not exceed the Tranche Commitment in effect on the Funding Date of such Loan. Borrower may request, prior to the Availability End Date, one (1) Loan under each tranche during the Availability Periods specified below:

Tranche	Availability Period
Tranche I	The date that is 3 Business Days after the Closing Date to February 28, 2007
Tranche II	March 15, 2007 to March 31, 2007
Tranche III	April 15, 2007 to April 30, 2007
Tranche IV	May 15, 2007 to May 31, 2007
Tranche V	June 15, 2007 to June 30, 2007
Tranche VI	July 15, 2007 to July 31, 2007
Tranche VII	August 15, 2007 to August 31, 2007
Tranche VIII	September 15, 2007 to September 30, 2007
Tranche IX	October 15, 2007 to October 31, 2007

When the Borrower desires to obtain a Loan, the Borrower shall notify Lender (which notice shall be irrevocable) by facsimile transmission to be received no later than 1:00 p.m. New York City time five (5) Business Days before the proposed Funding Date on which the Loan is to be made, provided, however, that the notice for the Loan under Tranche I shall be delivered by the Borrower no later than 9.00 p.m. New York City time on the date hereof. The notice shall specify a proposed Funding Date that is within the Availability Period for such Loan and shall be signed by the General Director of the Borrower. Lender shall be entitled to rely on any notice given by a person who Lender believes to be the General Director of the Borrower or a designee thereof, and the Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a result of such reliance.

1.2. NOTES

The Borrower’s unconditional and absolute obligation to repay to the Lender the principal of the Loans and interest thereon shall be evidenced by one or more unsecured subordinated promissory notes (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and together with any renewals thereof or substitutions therefor, each a “Note”, and collectively, the “Notes”), in substantially the form of Exhibit A hereto with appropriate insertions. The date and amount of each repayment and prepayment of principal thereon received by the Lender with respect to each Note shall be recorded by the Lender in its records or, at its option, on the schedule attached to the applicable Note. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on such Note to the Lender absent manifest error. The failure to so record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower’s obligations hereunder or under any Note to repay the principal amount of the Loan together with all interest accruing thereon.

1.3. CLOSING

The closing (the “Closing”) will take place at the offices of Porzio, Bromberg & Newman P.C., 156 W. 56th Street, New York, New York 10019 upon the satisfaction of the conditions to Closing set forth in this Agreement on the date hereof, or such other place, time and date as shall be mutually agreed to by the Borrower and the Lender (the “Closing Date”). On or before the Funding Date of each Loan, the Borrower shall deliver to the Lender a Note with respect to such Loan, dated as of the Funding Date, in the principal amount equal to the amount of such Loan. The Borrower shall deliver each Note against receipt by the Borrower from the Lender of an amount equal to the Loan corresponding to the tranche for with the Loan is made, by wire transfer in immediately available funds in U.S. dollars to an account designated in writing by the Borrower in its request for such Loan.

1.4. USE OF PROCEEDS

The proceeds of the Loans shall be used solely for the purpose of funding the Borrower’s capital expenditures, operations and working capital requirements and of the Borrower, in each case, incurred in the ordinary course of business as presently conducted, and consistent with Schedule 7.1 of the Company Disclosure Schedules (as defined below). None of the proceeds of any Loan will be used to prepay or repurchase outstanding debt, make any payments to stockholders, directors, officers, employees, contractors or affiliates (other than ordinary course of business operating expenses, salary and wage payments), or make any dividend or other distribution with respect to capital stock, or for any personal, family or household purposes; provided, however, the Borrower may use proceeds of the Loans to repay existing intercompany debt owing to the Company up to the amount set forth on Section 1.4 of the Disclosure Schedule.

1.5. SUBORDINATION

The Notes and the indebtedness evidenced by each Note are subordinated to all Senior Debt pursuant to the terms of a Subordination Agreement, dated as of the date hereof, by and between the Lender and the Agent under the 2004 Facility Agreement (as that term is defined therein).

ARTICLE II

REPAYMENT; PREPAYMENTS; INTEREST

2.1. REPAYMENT OF THE LOAN

The Borrower shall repay the aggregate outstanding principal amount of the Loans, together with all accrued but unpaid interest thereon, and all other obligations arising under this Agreement or the other Transaction Documents, in full, in lawful money of the United States of America, on the earliest of (the “Maturity Date”): (a) October 31, 2009, (b) the second anniversary of the Availability End Date, or (c) the date upon which the Loans become or are declared due and payable pursuant to Article VII of this Agreement or pursuant to any Note or other Transaction Document.

2.2. PREPAYMENTS

(a) The Borrower shall have the right to prepay the principal amount of each Loan, in whole or in part, at any time without penalty or premium so long as the Borrower does each of the following: (i) except in connection with a prepayment as contemplated by Section 7.1(h) (in which case the Borrower shall provide as much prior notice as is reasonably practicable under the circumstances), provides Lender with not less than five (5) Business Days’ prior written notice of its intent to prepay the Loans, which notice shall be irrevocable and shall state the principal amount to be prepaid, date on which prepayment will be made and shall state that the Borrower terminates the unfunded portion of the Total Commitment and any right to receive Loans or other extensions of credit from Lender (the “Prepayment Notice”), and (ii) tenders to Lender payment, in respect of the Loans being prepaid: (i) the principal amount of the Loans to be prepaid, (ii) all accrued and unpaid interest, fees and expenses then outstanding hereunder or any Transaction Document on the date of prepayment; and (iii) all other amounts, if any, that shall have become due and payable hereunder, under the Notes or under any other Transaction Document.

(b) Restrictions on prepayment:

(i) No amounts paid or prepaid with respect to any Loan may be reborrowed.

(ii) No amounts of the Commitment cancelled may be subsequently reinstated.

2.3. INTEREST

(a) The Loans shall bear interest on the outstanding principal amount thereof at a rate of ten percent (10%) per annum from the Closing Date. All accrued interest on the Loans shall be, at the option of the Borrower (unless required to be paid earlier by the terms hereof or any Note): (i) upon not less than five (5) Business Days’ prior written notice to the Lender, paid by the Borrower to the Lender in arrears on the last day of each calendar quarter, or (ii) if not paid pursuant to clause (i) above, capitalized with, and added to, the principal amount of such Loan on the last day of each calendar quarter, and shall thereafter be deemed for all purposes to be a part of the principal amount thereof (and the principal amount shall be increased by the amount of such capitalized interest at the end of such calendar quarter); provided that (1) interest accrued pursuant to Section 2.3(b) shall be payable on demand, and (2) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid (not previously capitalized and added to the principal amount of the Loans) shall be payable on the date of such repayment or prepayment. All computations of interest shall be made on the basis of a year of 360 days, and actual days elapsed.

(b) Notwithstanding the rate of interest specified above, after an Event of Default and during the continuance thereof (regardless of whether the Loans have been accelerated), the Borrower agrees to pay interest (after as well as before judgment to the extent permitted by applicable law) on all unpaid principal, interest or other amounts owing under the Transaction Documents, at a rate of thirteen percent (13%) per annum. Unpaid interest on such amounts will continue to accrue and will (to the extent permitted by applicable law) be compounded daily.

2.4. USURY

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan, together with all fees, charges and other amounts which are treated as interest on the Loans under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.

2.5 TAX GROSS UP

Any and all payments or reimbursements made hereunder, under the Notes, under the Guaranty or any other Loan Document shall be made free and clear of and without deduction for any and all Taxes or other charges or withholding and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on the Lender’s gross or net income by the jurisdiction in which the Lender is organized, doing business or otherwise is subject to tax without regard to the transactions contemplated by this Agreement (any such taxes described herein as “Excluded Taxes”). Except with respect to Excluded Taxes, if any Obligor shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to the Lender, then the sum payable hereunder or under such other Transaction Document shall be increased as may be necessary so that, after making all required deductions, the Lender receives an amount equal to the sum it would have received had no such deductions been made. Each Obligor shall (within three (3) Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost that the Lender determines will be or has been, directly or indirectly, suffered for or on account of any Tax (other than Excluded Taxes) in respect of a Loan Document.

2.6 OBLIGATIONS ABSOLUTE.

The payment obligations of the Obligors hereunder and under the Transaction Documents shall be absolute, unconditional and irrevocable under all circumstances whatsoever, including, the existence of any claim, set-off, defense or other rights which an Obligor may have at any time against the Lender or any other Person whether in connection with this Agreement or any related or unrelated transaction.

ARTICLE III

CONDITIONS TO CLOSING AND FUNDING

3.1. CONDITIONS TO CLOSING. The obligation of the Lender to make the Tranche I Loan, is subject to the fulfillment to the Lender’s satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived in writing by the Lender:

(a) Loan Documents. The Lender shall have received, in form and substance satisfactory to the Lender each of the following:

(i) this Agreement;

(ii) the Tranche I Note;

(iii) the Guaranty;

(iv) certificates of the Secretary of the Borrower and the Company with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Transaction Documents; and

(v) such other documents, instruments and certificates as the Lender may reasonably request.

(b) Execution of Merger Agreement. The Merger Agreement shall have been fully executed and delivered.

(c) Consents and Waivers. The Obligors shall have obtained all necessary consents or waivers, if any, from all parties governmental and private to any Material Contracts to which either Obligor is a party or by which it is bound immediately prior to the Closing in order that the transactions contemplated by the Transaction Documents may be consummated.

(d) Corporate Proceedings. All corporate and other proceedings taken or required to be taken by the Obligors in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be consummated prior to the Closing shall have been taken, and the Lender shall have received such other documents, in form and substance reasonably satisfactory to the Lender and its counsel, as to such other matters incident to the transactions contemplated hereby as the Lender may reasonably request.

3.2. CONDITIONS TO FUNDING EACH LOAN. The obligation of the Lender to make each Loan, including the Tranche I Loan, is subject to the fulfillment to the Lender’s satisfaction, on or prior to the Funding Date for such Loan, of each of the following conditions, unless otherwise waived in writing by the Lender:

(a) Delivery of a Note. The Borrower shall have executed and delivered a Note prepared by the Lender setting forth the terms of the Loan.

(b) Representations and Warranties Correct; No Default. The representations and warranties of the Obligors set forth in Article IV hereof (including without limitation the representations set forth in the Merger Agreement incorporated herein) shall be true and correct when made, and shall be true and correct on the Closing Date and each Funding Date with the same force and effect as if they had been made on and as of the Closing Date and each Funding Date. No Event of Default, or any other event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing on the date of this Agreement, on the Closing Date, on the date any request for a Loan is submitted to Lender, or on any Funding Date.

(c) Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Obligors on or prior to the Closing Date or any Funding Date shall have been performed or complied with by the Obligors.

(d) No Impediments. Neither the Obligors, nor the Lender shall be subject to any order, decree or injunction of a court or administrative or governmental body or agency of competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect thereof not be consummated as contemplated by the Transaction Documents. There shall not be any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by any court or administrative or governmental body or agency pending or, to the Obligors’ best knowledge, threatened, wherein an unfavorable order, decree or injunction would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions or events contemplated thereby, declare unlawful any aspect of the transactions or events contemplated by the Transaction Documents, cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded or have a Material Adverse Effect.

(e) Satisfaction of Milestones. With respect to Tranches II through IX, the Borrower shall have delivered a certificate of the General Director of the Borrower, in form and substance satisfactory to the Lender, certifying that the Borrower has, for the immediately preceding calendar month, achieved or exceeded the required operating benchmarks set forth on Schedule I hereto, together with such supporting information, worksheets and documentation as the Lender may reasonably request in connection therewith.

(g) Availability Period. The Availability End Date shall not have occurred.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS

The Borrower, on behalf of itself, and the Company, on behalf of itself and the Borrower hereby: (a) represent and warrant that each Obligor has read and is aware of all of the terms, conditions, representations, warranties, covenants and other undertakings set forth in the Merger Agreement, (b) represent and warrant that each of the representations and warranties set forth in Article V of the Merger Agreement, as qualified or limited by the Company Disclosure Schedule (as that term is defined in the Merger Agreement), are true, correct and complete, and (c) make, for purposes of this Agreement, and incorporate herein by this reference as though fully set forth herein, each of the representations and warranties set forth in Article V of the Merger Agreement with the intent that such representations shall have independent force and effect under this Agreement notwithstanding the cancellation, expiration or termination of the Merger Agreement, the enforceability of any term or provision thereof, or any determination that the Merger Agreement is no longer in force or effect. Without limiting the generality of the foregoing, the Obligors shall be deemed to have made each of the representations and warranties set forth in Article V of the Merger Agreement as of the Closing Date, date of delivery of each request for a Loan and as of each Funding Date.

Except as set forth in (i) the Company Reports (as defined below) filed prior to the date hereof; or (ii) the applicable section of the disclosure schedule delivered by the Company to Lender on the date hereof (the “Disclosure Schedule”) (it being understood that any matter disclosed in any section or subsection of the Disclosure Schedule with respect to the corresponding section or subsection of this Agreement shall be deemed to be disclosed under any other section or subsection of this Agreement, as long as the relevance of such disclosure to such other section or subsection of the Agreement is reasonably apparent, the Obligors hereby jointly and severally represent and warrants to the Lender as follows:

4.1. AUTHORIZATION

Each of the Obligors has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe their respective obligations under, the Transaction Documents to which it is a respective party, and (ii) to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Obligors.

4.2. BINDING OBLIGATIONS; NO MATERIAL ADVERSE CONTRACTS; NO CONSENTS

The Transaction Documents constitute valid and binding obligations of the Obligors enforceable in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors’ rights and to general equity principles. Except as set forth in Section 4.2 of the Disclosure Schedule, the execution, delivery and performance by the Obligors of the Transaction Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, federal or foreign Law to which any Obligor is subject, the Certificate of Incorporation, as amended, or the By-Laws, as amended, of any Obligor, or any Material Contract judgment, decree, order, rule or regulation or other restriction to which any Obligor is a party or by which it is bound, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of such Obligor pursuant to any such term. No stockholder of the Obligors has or will have any preemptive rights or rights of first refusal by reason of the issuance of the Notes. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any governmental entity is required on the part of either Obligor or any of their respective Subsidiaries for the execution, delivery and performance by Obligors of this Agreement or the consummation by the Obligors of the transactions contemplated hereby except such filings, notices, permits, authorizations, registrations, consents or approvals, the failure of which to make, give or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.3 ABSENCE OF CERTAIN CHANGES OR EVENTS.

Since December 31, 2005 and through the date hereof and each Funding Date, except as disclosed in the Company Reports and Section 4.3 of the Disclosure Schedule, each of the Company and its Subsidiaries has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, assets, liabilities, property, financial condition or results of operations of any of the Company and its Subsidiaries that individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE V

AFFIRMATIVE COVENANTS

The Obligors hereby jointly covenant and agree, so long as any obligations hereunder, under any Note or any other Transaction Document remain outstanding or the Lender has any obligation to make additional Loans, as follows:

5.1. MAINTENANCE OF CORPORATE EXISTENCE; TAXES

(a) The Obligors shall maintain in full force and effect their respective corporate existence, rights and franchises and all terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents, processes or any other Intellectual Property owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights, franchises and terms of licenses and other rights to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.

(b) The Obligors shall (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful Taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Obligors and the Subsidiaries, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a Lien upon the assets or property of the Obligors; provided, however, that any such Tax, Lien, assessment, charge or levy need not be paid if (1) the validity thereof shall be contested timely and in good faith by appropriate proceedings, (2) the Obligors shall have set aside on its books adequate reserves with respect thereto, and (3) the failure to pay shall not be prejudicial in any material respect to the holders of the Notes, and provided further that the Obligors will pay or cause to be paid any such tax, lien, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore. Except to the extent prohibited by Article VI of this Agreement, the Obligors shall pay or cause to be paid all other indebtedness incident to the operations of the Obligors or the Subsidiaries.

5.2. BASIC FINANCIAL INFORMATION

The Obligors shall furnish the following reports to the Lender, so long as it is a holder of any Note:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Obligors, (i) audited balance sheets of the Obligors as at the end of such year, together with audited statements of income and retained earnings and statements of cash flows of the Obligors for such year, together with notes related thereto, each prepared in accordance with GAAP, consistently applied, and setting out in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by certified independent public accountants of established national reputation, and (ii) a report of the principal financial officer of the Company containing a management discussion and analysis of the Company’s consolidated financial condition at the end of such year and the results of operations for such year, including, but not limited to, a description of significant events with respect to the Company and its Subsidiaries, if any, during the preceding year and any planned or anticipated significant activities or events during the upcoming months;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three fiscal quarters of the Obligors in each year, (i) an unaudited balance sheet at the end of such quarter, and unaudited statements of income, of profit and loss and of changes in financial condition of the Obligors (including cash flow statements) for such period and for the current fiscal year to date, in each case prepared in accordance with GAAP, consistently applied (other than for accompanying notes and subject to changes resulting from year-end audit adjustments), and (ii) a report of the principal financial officer of the Company containing a management discussion and analysis of the Company’s consolidated financial condition at the end of such quarter and the results of operations for such quarter and the year to date, including, but not limited to, a description of significant events with respect to the Company and its Subsidiaries, if any, during such periods and any planned or anticipated significant activities or events during the upcoming months; and

(c) with reasonable promptness such other information and financial data concerning the Obligors as any Person entitled to receive materials under this Section 5.2 may reasonably request.

5.3. NOTICE OF ADVERSE CHANGE

The Obligors shall promptly give notice to the Lender (but in any event within two days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a) any Event of Default or any default that with the passage of time or the giving of notice would constitute an Event of Default;

(b) the institution or threatening of institution of any action, suit or proceeding against the Obligors or any Subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(c) any information relating to the Obligors or any Subsidiary which could reasonably be expected to have a Material Adverse Effect; or

(d) any failure by the Obligors or any Subsidiary to comply with the provisions of Section 5.4 below.

Any notice given under this Section 5.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Company and the Borrower, as the case may be, has taken and proposes to take with respect thereto.

5.4. COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

The Company shall, and shall cause its Subsidiaries to, comply with the terms and conditions of all Material Contracts. The Company shall, and shall cause each Subsidiary to, duly comply with any Laws relating to the conduct of their respective businesses, properties or assets, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

5.5. PROTECTION OF LICENSES

The Company shall, and shall cause its Subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent the Company or a Subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefore and other proprietary information or Intellectual Property owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by the Company.

5.6. ACCOUNTS AND RECORDS; INSPECTIONS

(a) The Company shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Company and its Subsidiaries in accordance with GAAP applied on a consistent basis.

(b) The Obligors shall permit the Lender or any of such Lender’s officers, employees or representatives during regular business hours of the Obligors, upon reasonable notice and as often as the Lender may reasonably request, to visit and inspect the offices and properties of the Obligors and to make extracts or copies of the books, accounts and records of the Obligors or the Subsidiaries, and to discuss the affairs, finances and accounts of the Obligors and the Subsidiaries, with the Obligors’ directors and officers, its independent public accountants, consultants and attorneys.

(c) Nothing contained in this Section 5.6 shall be construed to limit any rights that the Lender may have with respect to the books and records of the Obligors and the Subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

5.7. MAINTENANCE OF OFFICE

The Obligors will maintain its principal office at the address of the Obligors set forth in Section 10.4 of this Agreement where notices, presentments and demands in respect of this Agreement, the Notes and the other Transaction Documents may be made upon the Obligors, until such time as the Obligors shall notify the Lender in writing, at least 30 days prior thereto, of any change of location of such office.

5.8. FURTHER ASSURANCES

From time to time the Obligors shall execute and deliver to the Lender such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the Lender in order to implement or effectuate the terms and provisions of this Agreement and the transactions contemplated hereby.

5.9. SEC REPORTS

The Company will file, on a timely basis, any SEC Reports and keep all such SEC Reports and public information current, provided that, without limiting any obligations or requirements of the Merger Agreement, if the Company is unable to timely file any such SEC Report, so long as the Company files a Form 12b-25 in the time frame required by Rule 12b-25 promulgated under the Securities Exchange Act of 1934, as amended, the Company shall not be in violation of this Section 5.9 if it is using reasonable diligence to file such SEC Report as soon as practicable. The Company agrees that none of the SEC Reports filed by the Company will, at the time of filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE VI

NEGATIVE COVENANTS

Each Obligor hereby covenants and agrees, so long as any obligations hereunder, under any Note or any other Transaction Document remain outstanding, or the Lender has any obligation to make additional Loans, it will not, and will not permit any of its Subsidiaries, directly or indirectly, without the prior written consent of the Lender:

6.1. STAY, EXTENSION AND USURY LAWS

At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Notes, this Agreement or the other Transaction Documents, the Obligors hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender but will suffer and permit the execution of every such power as though no such law had been enacted.

6.2. LIENS

Except as otherwise provided in this Agreement or any other Transaction Document, create, incur, assume or permit to exist any Lien on any part of its properties or assets, or on any interest it may have therein, now owned or hereafter acquired.

6.3. INDEBTEDNESS

Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any indebtedness, excluding:

(a) indebtedness existing on the date hereof and described in Section 6.3 of the Disclosure Schedule;

(b) indebtedness incurred by the Borrower relating to vendor financing provided that such vendor financing is incurred in its ordinary course of business for the purposes of building out the Broadband Cable Network and has been consented to by the Lender;

(c) indebtedness relating to amounts owed to an Obligor;

(d) indebtedness relating to trade credit in the ordinary course of business; or

(e) the Notes.

6.4. ARM’S LENGTH TRANSACTIONS

Enter into any transaction, contract or commitment or take any action other than at Arm’s Length, unless such transaction, contract or arrangement is entered into with an Obligor.

6.5. LOANS AND ADVANCES

Make any advance or loan to, or guarantee any obligation of, or make any investment in any Person, except for an intercompany loans or advances in the ordinary course of business and those provided for in this Agreement.

6.6. OTHER BUSINESS

Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Lender prior to the date hereof by the Obligors.

6.7. OTHER NEGATIVE PLEDGES

(a) Except as set forth in Section 7.1 of the Company Disclosure Schedule, the business of the Company and the Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, key employees and business associates and keep available the services of the present key employees of the Company and the Subsidiaries.

(b) Without limiting the generality of Section 6.7(a) and in furtherance thereof, the Company shall not and shall not permit its Subsidiaries to (unless the Lender shall otherwise approve in writing, in its sole discretion):

(i) adopt or propose any change in its certificate of incorporation or By-Laws (or similar governing documents);

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;

(iii) acquire assets outside of the ordinary course of business from any Persons with a purchase price in excess of $100,000 in the aggregate except pursuant to Contracts in effect as of the date of this Agreement;

(iv) other than (A) as required by the terms of Contracts in effect as of the date of this Agreement, (B) upon the exercise of outstanding Company Options or Company Common Warrants or warrants to purchase Series B Stock, (C) pursuant to the terms of the Debentures (to the extent required by such terms) or (D) upon conversion of outstanding shares of Series A Stock and Series B Stock, in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any Subsidiary (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company, (ii) periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries of the Company in the ordinary course of business and (iii) declaration and payment of scheduled dividends with respect to the Series A Stock);

(vi) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(vii) incur any third-party indebtedness for borrowed money or guarantee indebtedness or any other obligation of another Person other than in the ordinary course of business consistent with past practice and in compliance with the Company’s existing Contracts;

(viii) enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than any such Contract (A) entered into in the ordinary course of business or (B) providing for any capital expenditure to the extent permitted by Section 6.7(c)(ii);

(ix) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

(x) make any changes with respect to accounting policies or practices, except as required by changes in GAAP or by Legal Requirement;

(xi) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any Subsidiary in excess of $100,000 in the aggregate for all such litigation or proceedings (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any material adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

(xii) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for sales of (A) products or services provided in the ordinary course of business or (B) other assets in aggregate amount not in excess of $100,000 in the aggregate, and other than pursuant to Contracts in effect as of the date of this Agreement;

(xiii) engage in the conduct of any new line of business; or

(xiv) agree, resolve or commit to do any of the foregoing.

(c) Without limiting the generality of Section 6.7(a) and in furtherance thereof, the Company shall not and shall not permit its Subsidiaries to (unless the Lender shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i) other than pursuant to Contracts in effect as of the date of this Agreement and disclosed on the Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) outside the ordinary course of business;

(ii) make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(iii) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(iv) other than pursuant to Contracts in effect as of the date of this Agreement and identified on the Disclosure Schedule or as otherwise required by Law, (A) enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of the Company or any Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any Subsidiary), (B) hire any employee to fill a position at the level of (i) executive officer or (ii) vice president or above who reports directly to an executive officer, or (C) adopt or amend in any respect, or accelerate vesting or payment under, any Benefit Plan in the case of clauses (A) and (C) above other than in the ordinary course of business consistent with past practice; or

(v) agree, resolve or commit to do any of the foregoing.

ARTICLE VII

EVENTS OF DEFAULT

7.1. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing, an “Event of Default” shall be deemed to have occurred:

(a) if the Borrower shall default in the payment of any part of the principal or interest of any Note, when the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise;

(b) if the Obligors shall default in the performance of any of the covenants contained in Articles V or VI and, in a case of a default under Section 5.1 through and including Section 5.7 (exclusive of Section 5.1(c)), such default shall have continued without cure for fifteen (15) days after written notice (“Default Notice”) is given to the Borrower with respect to such covenant by the Lender (and the Borrower shall give to all of the holders of the Notes at the time outstanding prompt written notice of the receipt of such Default Notice, specifying the default referred to therein); provided, however, that such 15 day grace period shall not apply in the event the Borrower fails to give notice as provided in Section 5.3; provided, further, that no Loans may be requested and Lender shall have no obligation to fund Loans during such grace period;

(c) except as provided in Section 7.1(b), if the Company or the Borrower shall default in the performance of any other agreement contained in any Transaction Document or in any other agreement executed in connection with this Agreement and such default shall not have been remedied to the satisfaction of the Lender within 15 days after notice thereof shall have been given to the Borrower; provided, however, that such 15 day grace period shall not apply in the event the Borrower fails to give notice as provided in Section 5.3; provided, further, that no Loans may be requested and Lender shall have no obligation to fund Loans during such grace period;

(d) if any representation or warranty made by the Obligors or any of their officers in any Transaction Document or in or any certificate delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made;

(e) if any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing, or under which there is at the time outstanding, any indebtedness of the Company or its Subsidiaries, in excess of $250,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $250,000 becoming (or being declared by its holders or, on its behalf, by an agent or trustee therefore to be) due and payable prior to its due date;

(f) if a Change of Control occurs;

(g) if there shall occur a termination of the Merger Agreement under Section 9.4 (other than 9.4(a)) thereof;

(h) if there shall occur a termination of the Merger Agreement under Section 9.3(e) thereof and the Lender has not, within five (5) Business Days after such termination, waived in writing the Event of Default that would result from such termination with the passage of time; provided, however, such termination shall not be an Event of Default hereunder until ten (10) Business Days shall have passed after the date of such termination and the Loans shall not have been prepaid in accordance with Section 2.2 hereof; provided, further, that no Loans may be requested and Lender shall have no obligation to fund Loans from and after the date of such termination;

(i) if any of the Company or its Subsidiaries shall default in the observance or performance of any term or provision of any other Material Contract to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect and such default is not waived or cured within the applicable grace period; provided, however, that no Loans may be requested and Lender shall have no obligation to fund Loans during such grace period;

(j) if a final judgment which, either alone or together with other outstanding final judgments against the Company and its Subsidiaries, exceeds an aggregate of $250,000 shall be rendered against the Company or any Subsidiary and such judgment shall have continued undischarged or unstayed for 10 days after entry thereof; provided, further, that no Loans may be requested and Lender shall have no obligation to fund Loans during such grace period;

(j) if the Company or any Subsidiary shall generally not pay its debts as such debts become due, or otherwise become insolvent, or shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally; or if any proceeding shall be instituted by or against the Company or any Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days (provided that no Loans may be requested and Lender shall have no obligation to fund Loans prior to the dismissal of such proceeding) or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or if any writ of attachment or execution or any similar process shall be issued or levied against it or any substantial part of its property which is either not released, stayed, bonded or vacated within 45 days after its issue or levy or any of the actions sought or relief sought in any proceeding pursuant to which such writ or similar process shall be issued or initiated shall occur or be granted; or if the Company or any Subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions;

(k) if any provision of any Transaction Document shall for any reason cease to be valid and binding on, or enforceable against, the Obligors; or

(l) any Transaction Document (or any financing statement) which purports to provide for the priority in right of payment of the Borrower’s obligations under the Transaction Documents to or in favor of the Lender shall cease to preserve such priority.

7.2. REMEDIES

Upon the occurrence and during the continuance of an Event of Default, the Lender may at any time, at its option, by written notice or notices to the Obligors (a) declare the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived by the Obligors; and (b) declare any other amounts payable to the Lender under this Agreement or the other Transaction Documents or as contemplated hereby or thereby immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 7.1(j), the Notes, together with interest accrued thereon, and all other amounts owing hereunder or under any other Transaction Document shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, or any other action of the Lender of any kind, all of which are hereby waived by the Obligors.

7.3. ENFORCEMENT

In case any one or more Events of Default shall occur and be continuing, the Lender or its agents may proceed to protect and enforce the rights of the Lender (granted to it or to its agent) by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement in favor of the Lender or its agent which is contained in any of the Transaction Documents or in any Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law (including, without limitation, the right to enforce the Guaranty in accordance with its terms). In case of a default in the payment of any principal of or interest on the Note, the Obligors will pay to the holder thereof such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of the Lender or its agents in exercising any rights shall operate as a waiver thereof or otherwise prejudice the Lender’s or its agent’s rights. No right conferred hereby or by the Notes or any other Transaction Document upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law or in equity, by statute or otherwise.

ARTICLE VIII

INDEMNIFICATION

To the greatest extent permitted by applicable law, the Obligors agree jointly and severally to indemnify the Lender and each of its officers, directors, agents, partners and stockholders, against and hold it and them harmless from all Losses arising out of or resulting from: (i) the breach of any representation or warranty of the Obligors in any Transaction Document or in any agreement, certificate or instrument delivered pursuant thereto; (ii) the breach of any agreement by the Obligors contained in any Transaction Document or any agreement, certificate of instrument delivered pursuant thereto; (iii) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement.

ARTICLE IX

AMENDMENT AND WAIVER

No amendment of any provision of this Agreement, including any amendment of this Article IX, shall be valid unless the same shall be in writing and signed by the Obligors and the Lender. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder or under any other Transaction Document, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE X

MISCELLANEOUS

10.1. GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

10.2. SUCCESSORS AND ASSIGNS

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the parties hereto and their respective successors, assigns, heirs, executors and administrators. No party may assign any of its rights hereunder without the prior written consent of the other parties; provided, however, that the Lender may assign any of its rights under any of the Transaction Documents to (a) any Affiliate of the Lender or (b) any Person to whom such Lender shall transfer the Notes, provided, that in each case the transferee will be subject to the applicable terms of the Transaction Documents to the same extent as if such transferee were an original Lender hereunder.

10.3. ENTIRE AGREEMENT

This Agreement (including the Exhibits and/or Schedules hereto), the other Transaction Documents and any other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

10.4. NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, addressed as follows:

(a) if to the Company:

MOSCOW CABLECOM CORP.

153 East 53rd Street, 58th Floor,

New York, NY 10022

Attention: Chief Financial Officer

Facsimile: 860-298-0685

(b) if to the Borrower:

ZAO COMCOR-TV

Neglinnaya Street, 17, Building 2

103051, Moscow, Russian Federation

Attention: Mr. Mikhail Silin

General Director

Facsimile: 7-495-231-3086

(b) if to the Lender:

RME FINANCE LTD

3, Chrysanthou Mylona Street

P.C. 3030, Limassol

Republic of Cyprus

Attention: Director

with a copy to:

RME MANAGEMENT LIMITED

Representative Office in Russia

Obraztsova Street, 4A

Moscow 127055, Russian Federation

Attention: Head of Representative Office

Facsimile: 7-495-657-9672

Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (iv) five business days after the date of mailing, if mailed.

(c) Copies of any notice, demand or communication given to the Company and the Borrower shall also be delivered to Porzio, Bromberg & Newman P.C., 156 W. 56th Street, New York, New York 10019, Attn: Christopher F. Schultz, Esq., or such other address as may be directed.

10.5. DELAYS, OMISSIONS OR WAIVERS

No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Obligors under this Agreement shall impair any such right, power or remedy of the Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring. Any permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Lender, shall be cumulative and not alternative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code in effect from time to time, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver.

10.6. INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.7. RIGHTS AND OBLIGATIONS; SEVERABILITY

Unless otherwise expressly provided herein, the Lender’s rights and obligations hereunder are several rights and obligations, not rights and obligations jointly held with any other Person. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8. JURISDICTION

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “Court”) in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in such Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Court.

10.9. WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

10.10. TITLES AND SUBTITLES

The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.11. COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one instrument.

10.12. MARSHALLING; RECOURSE TO SECURITY; PAYMENTS SET ASIDE

The Lender shall not be under any obligation to marshal any assets in favor of the Obligors or any of its Affiliates or any other party or against or in payment of any or all of the Loans or other obligations hereunder. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its security interests, if any, or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.13. ENGLISH LANGUAGE VERSION CONTROLS

The parties may execute a copy of this Agreement in both the English and the Russian language. The parties hereto acknowledge and agree that, in the event of a discrepancy or conflict, between the English and the Russian language versions, in all cases, the English language version shall control and prevail in all respects.

ARTICLE XI

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

“2004 Facility Agreement” means that certain Facility Agreement, dated as of August 24, 2004 by and among the RME FINANCE LTD, formerly known as AMATOLA ENTERPRISES LIMITED, the Company, the Borrower, and the other parties thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Affiliate” has the meaning specified in Rule 501(b) under the Securities Act.

“Availability End Date” means the earliest to occur of: (a) October 31, 2007, (b) the occurrence of an Event of Default, (c) the date that is ninety (90) days after the effective date of a termination of the Merger Agreement pursuant to Sections 9.1 or 9.3 thereof (other than a termination pursuant to Section 9.3(e)), (d) the date that is sixty (60) days after the effective date of a termination of the Merger Agreement pursuant to Section 9.2 thereof, (e) the effective date of a termination of the Merger Agreement pursuant to Sections 9.3(e) or Section 9.4 thereof, or (f) the occurrence of the Closing, as that term is defined in the Merger Agreement.

“Benefit Plans” shall mean with respect to the Company and each Subsidiary of the Company, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ERISA, (ii) each loan to any current or former non-officer employee, officer or directors or director and any stock option, stock purchase, phantom stock, stock appreciation right, equity based award, supplemental retirement, severance, termination, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, welfare or employee benefit plans, programs, policies, agreements or arrangements, and (v) any current or former employment or, consulting, retention, executive compensation or severance agreements or arrangements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of the Company with respect to which the Company or any Company Subsidiary has or could reasonably have any liability.

“Board of Directors” means the board of directors of an Obligor.

“Business Day” shall mean any day other than a Saturday, Sunday, U.S. Federal holiday or any other day on which banking institutions in New York City, United States of America or Moscow, Russian Federation, are authorized or obligated by Law to be closed.

“Change of Control” means the occurrence of any of the following: (a) the Borrower ceases to be a wholly-owned Subsidiary of the Company; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Voting Stock then outstanding of the Company, empowering such “person” or “group” to elect a majority of the Board of Directors of the Company, who did not have such power before such transaction, (c) an Obligor consolidates with, or merges with or into, another Person (other than a direct or indirect wholly owned Subsidiary where the Obligor is the surviving entity and no default or Event of Default exists or would exist immediately after giving effect thereto) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of an Obligor’s assets or the assets of the Company and its Subsidiaries taken as a whole to any Person, or any Person consolidates with, or merges with or into, an Obligor, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Obligor, as the case may be, is converted into or exchanged for cash, securities or other property, or (d) an Obligor, either individually or in conjunction with one or more Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Subsidiaries, to any Person (other than an Obligor or a wholly owned Subsidiary of an Obligor), provided that the aforesaid shall not apply to any merger or consolidation of an Obligor or the Subsidiaries with the Lender or any Affiliate of the Lender. For purposes of this definition, the term “Voting Stock” of an Obligor means securities of any class of capital stock of such Obligor entitling the holders thereof to vote in the election of members of the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Code shall be deemed to include any corresponding provisions of future law.

“Common Stock” means the common stock, $0.01 par value, of the Company (now or hereafter issued).

“Company Options” means outstanding stock option to purchase shares of Common Stock

“Company Reports” means each registration statement, report, notification, proxy statement or information statement filed by the Company since December 31, 2003 including without limitation the Company’s Annual Reports on Form 10-K for the years ended December 31, 2003, December 31, 2004 and December 31, 2005, respectively, and the Company’s Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005, September 30, 2005, March 31, 2006, June 30, 2006, and September 30, 2006, respectively and the Company’s reports on Form 8-K, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC, together with any such reports filed subsequent to the date hereof.

“Company Warrants” means each warrant to purchase shares of Common Stock

“Contracts” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of ERISA shall be deemed to include any corresponding provisions of future law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future law.

“Funding Date” means any date on which a Loan is made to or on account of the Borrower under this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Guaranty” means the Continuing Unconditional Guaranty, dated as of the date hereof, by the Company in favor of the Lender, as the same may be amended, modified, supplemented, restated or extended from time to time.

“Intellectual Property” means any and all patents, patent applications, trademarks, copyrights, trademark registrations and applications therefore, patent, trademark or trade name licenses, service marks, domain names, contracts with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, processes, formulae or other know-how, and all patent, trademark or trade names or copyright licenses which are in force.

“IRS” means the Internal Revenue Service.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

“Lien” means with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset, other than: (i) statutory Liens of landlords, statutory Liens of banks and statutory rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, retention of title arrangements and other Liens imposed by law, in each case incurred in the ordinary course of business (A) for amounts not yet overdue or (B) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, will have been made for any such contested amounts and such Liens do not have priority over any Liens of Lender; (ii) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title with respect to real property, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary; (iii) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (iv) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

“Losses” means any claims, losses, damages, liabilities (or actions in respect thereof), obligations, penalties, awards, judgments, expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (including, without limitation, any breach of a representation or warranty contained herein by the Company) that, individually or in the aggregate, materially and adversely affects (i) the business, assets, liabilities, property, financial condition or results of operations of the Company, the Borrower and their respective Subsidiaries, taken as a whole or (ii) the ability of the Company or its Subsidiaries to perform its obligations hereunder or under the Notes the Guaranty or the other Transaction Documents, provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account, alone or in combination, in determining whether there has been or will be, a Material Adverse Effect: (1) any change in general economic or political conditions not specifically relating to the Company or the Borrower and not disproportionately adversely affecting the Company or the Borrower, (2) any change in prevailing interest rates or currency exchange rates, (3) any change in GAAP, (4) any change proximately resulting from the execution of the Merger Agreement, the consummation of the transactions contemplated thereby and the announcement thereof, and (5) any change resulting from the Company’s failure to meet internal forecasts or third party analyst estimates or projections, provided however that the exception in this clause (5) shall not in any way prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure constitutes a Material Adverse Effect.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Renova Media Enterprises Ltd., the Company and Galaxy Merger Sub Corporation, a Delaware corporation, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means the Series A Stock and the Series B Stock.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means any reports, statements, releases or other documents required to be filed by the Borrower with the SEC under the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Senior Debt” means any and all loans, advances, obligations and liabilities of the Company and the Borrower now existing or hereafter arising, primary or secondary, arising under or relating to the 2004 Facility Agreement, any Finance Document (as that term is defined in the 2004 Facility Agreement) and any and all documents, instruments and agreements entered into in connection therewith, in each case as amended from time to time including (i) all principal of and interest (including any interest which accrues after the commencement of any case, proceeding or other actions relating to the bankruptcy, insolvency or reorganization of the Borrower, the Company or any other “Obligor” as that term is defined therein) on any loans or other extensions of credit under the 2004 Facility Agreement, or any notes or instruments issued thereunder and any and all costs of collection, fees and expenses associated therewith, (ii) all other amounts payable by the Borrower, the Company or any other Obligor thereunder.

“Series A Stock” means the Series A Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Series B Stock” means the Series B Convertible Preferred Stock, $.01 par value, of the Company (now or hereafter issued).

“Subsidiary” means any entity in which the Company or the Borrower, directly or indirectly, owns securities having a majority of the voting power in the election of directors or persons serving equivalent functions.

“Tax” (including, with correlative meaning, the term “Taxes”) shall mean all U.S. federal, state, local and foreign (including taxes imposed by the Russian Federation and the City of Moscow) income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with, or supplied to, any Tax authority under applicable Law.

“Total Commitment” means an extension of credit in an amount not to exceed Forty-Five Million Dollars (US$45,000,000.00), minus an amount equal to the aggregate Warrant Proceeds paid to the Company after the date hereof.

“Tranche Commitment” means, as of any date of determination, an amount equal to: (a) Five Million Dollars (US$5,000,000.00), minus (b) the quotient obtained by dividing (i) the aggregate amount of Warrant Proceeds paid to the Company between the Closing Date and such date of determination, by (ii) the difference between 9 and the number of tranches of Loans funded prior to such date of determination.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, and (d) any other document, instrument or agreement entered into in connection with this Agreement, all as amended, modified, supplemented, restated or extended from time to time.

“Warrant Proceeds” means the cash proceeds paid to the Company by Renova Media Enterprises Ltd. or any of its affiliates, or their successor or assigns, in connection with the exercise of warrants issued by the Company to purchase its capital stock.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MOSCOW CABLECOM CORP.

By:	/s/ Andrew Intrater
Name:	Andrew Intrater
Title:	Chairman

ZAO COMCOR-TV

By:	/s/ Mikhail Silin
Name:	Mikhail Silin
Title:	General Director

By:	/s/ Elena Shatalova
Name:	Elena Shatalova
Title:	Chief Accountant

RME FINANCE LTD

By:	/s/ Vladimir Kuznetsov
Name:	Vladimir Kuznetsov
Title:	Attorney in Fact

Signature Page to Bridge Facility Agreement

EXHIBIT A

TO BRIDGE FACILITY AGREEMENT

FORM OF

SUBORDINATED PROMISSORY NOTE

THIS SUBORDINATED PROMISSORY NOTE IS SUBORDINATED IN ALL RESPECTS TO THE INDEBTEDNESS, LIABILITIES AND OBLIGATIONS OWING BY THE BORROWER ARISING UNDER OR IN CONNECTION WITH THAT CERTAIN FACILITY AGREEMENT DATED AS OF AUGUST 26, 2004, AS AMENDED FROM TIME TO TIME (THE “FACILITY AGREEMENT”), AND MAY BE COLLECTED AND ENFORCED ONLY IN ACCORDANCE WITH THE TERMS OF THE SUBORDINATION AGREEMENT, DATED AS OF FEBRUARY 21, 2007, BY AND AMONG THE HOLDER, AS DEFINED BELOW, AND THE AGENT UNDER THE FACILITY AGREEMENT (THE “SUBORDINATION AGREEMENT”).

TRANCHE

SUBORDINATED PROMISSORY NOTE

ZAO COMCOR-TV

$	No. N-

                         , 2007

ZAO COMCOR-TV, a corporation organized under the laws of the Russian Federation (the “Borrower”), for value received, hereby promises to pay to the order of RME FINANCE LTD, a company incorporated under the laws of Cyprus, or its registered assigns (the “Holder”), on the Maturity Date, the principal amount of [                        ] ($            ), as adjusted from time to time pursuant to the terms hereof (the “Principal Amount”) and all accrued but unpaid interest thereon as hereinafter provided.

This Tranche     Subordinated Promissory Note (this “Note”) was issued by the Borrower pursuant to a certain Bridge Facility Agreement dated as of February 21, 2007 among Moscow CableCom Corp. (the “Company” and together with the Borrower, the “Obligors”), the Borrower and the Holder (together with the Schedules and Exhibits thereto, the “Loan Agreement”). The Holder is entitled to the benefits of the Loan Agreement, including, without limitation, the rights upon the occurrence and during the continuance of an Event of Default and the benefits of guaranties referred to therein or below. Reference is made to the Loan Agreement and the documents entered into pursuant thereto or in connection therewith with respect to certain additional rights of the Holder and obligations of the Obligors and the Subsidiaries not expressly set forth herein. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. All such rights of Holder and obligations of Borrower set forth in the Loan Agreement are incorporated herein by reference.

ARTICLE I

PAYMENT OF PRINCIPAL AND INTEREST; METHOD OF PAYMENT

1.1. Payment of the Principal Amount and accrued interest on this Note shall be made in cash, in immediately available funds, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest (computed on the basis of a 360-day year of twelve 30-day months) shall accrue on the unpaid portion of the Principal Amount from time to time outstanding at the Stated Interest Rate (as defined below), and shall be, at the option of the Borrower (unless required to be paid earlier by the terms of the Loan Agreement): (a) upon not less than five (5) Business Days’ prior written notice to the Holder, paid by the Borrower to the Holder in arrears on the last day of each calendar quarter, or (b) if not paid pursuant to clause (a) above, capitalized with, and added to, the Principal Amount on the last day of

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each calendar quarter, and shall thereafter be deemed for all purposes to be a part of the Principal Amount (and the Principal Amount shall be increased by the amount of such capitalized interest at the end of such calendar quarter). On the Maturity Date the outstanding Principal Amount, as so adjusted, together with all accrued and unpaid interest thereon, and all other amounts due hereunder or under the other Transaction Documents shall be immediately due and payable. Both principal hereof and interest hereon are payable at such address as the Holder shall designate from time to time by written notice to the Borrower. The Borrower will pay or cause to be paid all sums becoming due hereon for principal and interest by check or wire transfer, at the Holder’s election, and, without any requirement for the presentation of this Note or making any notation thereon, except that the Holder hereof agrees that, subject to Section 3.10 hereof, it shall surrender this Note to the Borrower for cancellation promptly following payment of the final amount due. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Borrower of the name and address of the transferee; provided however, failure to provide such notice shall not impair or limit Holder’s rights or remedies hereunder. As used herein, the “Stated Interest Rate” means the rate of (i) ten percent (10%) per annum prior to the occurrence of an Event of Default, and (ii) thirteen percent (13%) per annum after the occurrence of an Event of Default and during the continuance thereof (regardless of whether the Loans have been accelerated), in each case subject to the limitations of applicable law.

1.2. If this Note or any portion hereof becomes due and payable on a Saturday, Sunday or public holiday under the laws of the State of New York, the due date hereof shall be extended to the next succeeding full business day and interest shall be payable at the Stated Interest Rate per annum during such extension. All payments received by the Holder shall be applied first to the payment of all accrued interest payable hereunder or in such other order as Holder shall determine in its sole discretion.

1.3 Subject to the restrictions imposed under the Subordination Agreement, the Borrower shall have the right to prepay the Principal Amount of this Note, in whole or in part, at any time without penalty or premium, subject to Section 2.2(a) of the Loan Agreement. Any prepayment of principal shall be accompanied by a payment of all interest accrued and unpaid on the portion of the principal amount being prepaid. In addition, this Note is subject to mandatory prepayment as provided in the Loan Agreement.

ARTICLE II

[RESERVED]

ARTICLE III

MISCELLANEOUS

3.1. Default. Subject to the terms of the Loan Agreement, upon the occurrence of any one or more of the Events of Default specified in the Loan Agreement all amounts then remaining unpaid on this Note may be declared to be, or automatically become, immediately due and payable as provided in the Loan Agreement.

3.2. Collection Costs. In the event that this Note shall be placed in the hands of an attorney for collection by reason of any event of default hereunder, the undersigned agrees to pay reasonable attorney’s fees, expenses and disbursements and any other reasonable expenses incurred by the Holder or its agent in connection with the collection of this Note. In addition, the undersigned shall be responsible for all other expenses of the Holder and its agent, if any, to the extent provided by the Loan Agreement.

3.3. Rights Cumulative; Specific Performances. The rights, powers and remedies given to the Holder under this Note shall be in addition to all rights, powers and remedies given to it by virtue of the Loan Agreement, Transaction Documents, any document or instrument executed in connection therewith, or any statute, regulation or other applicable law.

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3.4. No Waivers. Any forbearance, omission, failure or delay by the Holder in exercising any right, power or remedy under this Note, the Loan Agreement, any documents or instruments executed in connection therewith or otherwise available to the Holder shall not be deemed to be a waiver of such right, power or remedy, nor shall any single or partial exercise of any right, power or remedy preclude the further exercise thereof.

3.5. Amendments in Writing. Subject to the terms of the Loan Agreement, no amendment, modification or waiver of any provision of this Note shall be effective unless it shall be in writing and signed by the Holder, and any such amendment, modification or waiver shall apply only in the specific instance for which given.

3.6. Governing Law; Jurisdiction. (a) This Note and the rights of the holders hereof shall be governed by, and construed in accordance with, the laws of the State of New York wherein the terms of this Note were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “Court”) in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in such Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Court.

3.7. No Counterclaims. The Borrower waives the right to interpose counterclaims or set-offs of any kind and description in any litigation arising hereunder (whether or not arising out of or relating to this Note).

3.8. Successors. The term “Holder” as used herein shall be deemed to include the Holder and its successors, endorsees and assigns.

3.9. Certain Waivers. The Borrower hereby waives presentment, demand for payment, protest, notice of protest and notice of non-payment hereof.

3.10. Mutilated, Lost, Stolen or Destroyed Notes. In case this Note shall be mutilated, lost, stolen or destroyed, the Borrower shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and substitution for the Note, mutilated, lost, stolen or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and an indemnity, if requested, also reasonably satisfactory to it (but without requirement of posting any bond).

3.11. Maintenance of Office. The Borrower covenants and agrees that so long as this Note shall be outstanding, it will maintain its principal office at the address set forth in Section 10.4 of the Loan Agreement (or such other place as the Borrower may designate in writing at least 30 days prior to any change of location of such office to the Holder of this Note) where notices, presentations and demands to or upon the Borrower in respect of this Note may be given or made.

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3.12. WAIVER OF JURY TRIAL. THE BORROWER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, ZAO COMCOR-TV has caused this Note to be signed by its authorized officer and to be dated the day and year first above written.

ATTEST [SEAL]	ZAO COMCOR-TV.

By:
Name: Title:

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ATTACHMENT I

TO TRANCHE      PROMISSORY NOTE

Assignment

For value received, the undersigned hereby assigns subject to the provisions of the Loan Agreement, to              $                             principal amount of the Subordinated Promissory Note evidenced hereby and hereby irrevocably appoints                              attorney to transfer the Note on the books of the within named corporation with full power of substitution in the premises.

Dated:

In the presence of:

_________________________    _______

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